                                                                    Exhibit 4(r)


                                PREMIER PARKS INC.

                      CERTIFICATE OF THE POWERS, DESIGNATIONS,
                           PREFERENCES AND RIGHTS OF THE
                    ___% CONVERTIBLE REDEEMABLE PREFERRED STOCK,
                             PAR VALUE $1.00 PER SHARE

               Pursuant to Section 151 of the General Corporation Law
                              of the State of Delaware


          The following resolution was duly adopted by the Board of Directors of Premier Parks Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on ____________, 1998, by the unanimous written consent of the Board of Directors:

          RESOLVED that, pursuant to the authority expressly granted to the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, there be created from the 500,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock consisting of _______ shares of ___% Convertible Redeemable Preferred Stock (the "Redeemable Preferred Stock"), the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof, shall be as follows:

          1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

               1.1 "Accrued Dividends" shall mean, with respect to any share of Redeemable Preferred Stock, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to but not including such date.

               1.2 "Accumulated Dividends" shall mean, with respect to any share of Redeemable Preferred Stock, as of any date, the aggregate accumulated and unpaid dividend on such share from the Issue Date until the most recent Dividend Payment Date prior to such date. There shall be no Accumulated Dividends with respect to any share of Redeemable Preferred Stock prior to the first Dividend Payment Date.

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                                                                               2


               1.3 "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person. For the purpose of this definition, "control" shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               1.4 "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

               1.5 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

               1.6 "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation, as amended from time to time.

               1.7 "Closing Price" of the Common Stock, as of any day, shall mean (a) the last reported sale price of such stock (regular way), or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which such stock is listed or admitted to trading or (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last reported sale price, or in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case reported on NASDAQ, or a similar service if NASDAQ is no longer reporting such information.

               1.8 "Common Stock" shall mean the class of Common Stock, par value $.05 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

               1.9 "Common Stock Conversion Rate" shall mean, as of any date, a rate for each share of Redeemable Preferred Stock equal to (i) the Liquidation Value thereof plus all Accumulated Dividends and Accrued Dividends thereon to the date of conversion, divided by (ii) the Conversion Price in effect as of such date.


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                                                                              3


               1.10 "Conversion Price" shall equal $___ per share of Redeemable Preferred Stock.(1)

               1.11 "Current Market Price" shall mean, with respect to each share of Common Stock as of any date, the weighted average of the daily Closing Prices per share of Common Stock on the principal national securities exchange on which such stock is then listed or admitted to trading for the 5 consecutive Trading Days prior to such date; provided that if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for a share of Common Stock shall be the fair market value of such share as determined by three Independent Financial Experts, one selected by the Corporation (which selection shall be communicated in writing to the holders of the Redeemable Preferred Stock), one selected by the holders of two-thirds of the shares of Redeemable Preferred Stock (which selection shall be communicated in writing to the Corporation) and one selected by the two Independent Financial Experts so chosen. The determination of fair market value by such Independent Financial Expert shall be final, binding and conclusive on the Corporation and all holders of the Redeemable Preferred Stock. All costs and fees of any of the Independent Financial Experts retained in accordance with the foregoing shall be borne by the Corporation.

               1.12 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               1.13 "Excluded Securities" means shares of Common Stock issued upon conversion of the shares of Redeemable Preferred Stock [or upon conversion of the shares of Mandatorily Redeemable Preferred Stock].

               1.14 "Independent Financial Expert" means an independent nationally recognized investment banking firm.

               1.15 "Issue Date" shall mean the Closing Date (as defined in the Merger Agreement).

               1.16 "Junior Stock" shall mean the Common Stock and the shares of any other class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the


--------------------

(1) This number, pursuant to the Holdco Preferred Stock term sheet, will equal ___ % of the weighted average of the Closing Price of the Common Stock for the 20 consecutive trading days ending on the third trading day prior to the Issue Date.


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                                                                              4


relative rights, preferences and limitations thereof, shall be junior to the Redeemable Preferred Stock in respect of the right to receive dividends and to participate in any distribution of assets other than by way of dividends.

               1.17 "Liquidation Value" shall have the meaning assigned to such term in Section 8.1 hereof.

               1.18 "Mandatorily Redeemable Preferred Stock" means the ___% Mandatorily Redeemable Preferred Stock, par value $1.00 per share, of the Company issued on the date hereof.

               1.19 "Mandatory Redemption Price" of a share of Redeemable Preferred Stock means the Liquidation Value thereof plus an amount equal to all Accumulated Dividends and Accrued Dividends thereon to the date of redemption.

               1.20 "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 9, 1998 (as the same may be amended from time to time, the "Merger Agreement") by and among Premier Parks Inc., Premier Parks Holdings Corporation, PPStar I, Inc., Holders of the Capital Stock of Six Flags Entertainment Corporation ("SFEC") and SFEC.

               1.21 "NASDAQ" shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

               1.22 "Optional Redemption Price" of a share of Redeemable Preferred Stock means, (i) with respect to Section 3.1 hereof, the greater of
(x) the Liquidation Value thereof and (y) the Current Market Price thereof, in each case plus all Accrued Dividends and Accumulated Dividends thereon to the date of redemption or (ii) with respect to Section 3.2 hereof, sum of (x) the Liquidation Value thereof, (y) all Accrued Dividends and Accumulated Dividends thereon to the date of redemption and (z) an amount equal to the percentage of the Dividend Rate set forth opposite the 12-month periods commencing on the anniversary of the Issue Date of the years set forth below in which such conversion occurs:

          Period               Percentage of Dividend Rate
          ------               ---------------------------

          2001                               70%
          2002                               62.22%
          2003                               54.44%
          2004                               46.66%
          2005                               38.88%
          2006                               31.10%
          2007                               23.32%
          2008                               15.54%
          2009                               7.78%
          2010                               0%


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                                                                              5


               1.23 "Parity Stock" shall mean the Mandatorily Redeemable Preferred Stock and shares of any other class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Redeemable Preferred Stock in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Redeemable Preferred Stock in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full; PROVIDED, HOWEVER, that the term "Parity Stock" shall be deemed to refer (i) in Section 2.2 hereof, to any stock which is Parity Stock in respect of the right to receive dividends and (ii) in Section 8 hereof, to any stock which is Parity Stock in respect of any distribution of assets other than by way of dividends.

               1.24 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, estate, other entity or government or any agency or political subdivision thereof.

               1.25 "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or by any of its subsidiaries whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Redeemable Preferred Stock are outstanding, which purchase is subject to Section 13(e) of the Exchange Act or is made pursuant to an offer made available to all holders of Common Stock.

               1.26 "Redemption Price" means the Optional Redemption Price if such price is determined pursuant to Section 3 hereof, or the Mandatory Redemption Price if such price is determined pursuant to Section 4 hereof.

               1.27 "Senior Stock" shall mean the shares of any class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Redeemable Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends; PROVIDED, HOWEVER, that after the date hereof,


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                                                                              6


the Corporation may not issue any Senior Stock while any shares of the Redeemable Preferred Stock are outstanding.

               1.28 "Trading Day" shall mean, so long as the Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of business, or, if the Common Stock is not so listed or admitted for trading on any national securities exchange, a day on which NASDAQ is open for the transaction of business.

          2.   DIVIDENDS.

               2.1 The holders of shares of the outstanding shares of Redeemable Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive dividends on each outstanding share of Preferred Stock, payable quarterly, in arrears, at an annual rate of ___% (the "DIVIDEND RATE"). Dividends payable for each full dividend period will be computed by dividing (x) the product of the Liquidation Value times the Dividend Rate by (y) four and shall be payable on the last Business Day of March, June, September and December in each year (the "Dividend Payment Date"), commencing on June 30, 1998, to the holders of record of Redeemable Preferred Stock at the close of business on the preceding Business Day, or such other dates as are fixed by the Board of Directors within ten (10)
days prior to the Dividend Payment Date (each a "Record Date").   Such dividends
shall be cumulative from the Issue Date and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date and shall be payable in cash. Dividends on Redeemable Preferred Stock which are not declared and paid when due will compound quarterly on each Dividend Payment Date at the Dividend Rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 360-day year consisting of twelve 30-day months.

               2.2 Except as hereinafter provided in this Section 2.2, unless all dividends on the outstanding shares of Redeemable Preferred Stock and any Parity Stock that shall have accrued and become payable as of any date shall have been paid, or declared and funds shall have been set apart for payment thereof, no dividend or other distribution (payable other than in shares of Junior Stock) shall be paid to the holders of Junior Stock or Parity Stock, and no shares of Redeemable Preferred Stock, Parity Stock or Junior Stock shall be purchased or redeemed by the Corporation or any of its subsidiaries (except by conversion into or exchange for, or out of the net cash proceeds from the concurrent sale of, Junior Stock), nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Redeemable Preferred Stock, Junior Stock or Parity Stock; PROVIDED, HOWEVER, that nothing herein shall prevent the Corporation from completing the purchase of Redeemable Preferred Stock, Parity Stock or Junior Stock for which a purchase contract was entered into, or the notice of redemption of which was originally


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                                                                              7


published, prior to the date on which any such dividends were first required to be paid. When dividends are not paid in full upon the shares of Redeemable Preferred Stock and any Parity Stock, all dividends declared upon shares of Redeemable Preferred Stock and all Parity Stock shall be declared pro rata so that the amount of dividends declared per share on Redeemable Preferred Stock and all such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Redeemable Preferred Stock and all such Parity Stock bear to each other. Holders of shares of Redeemable Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on Redeemable Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Redeemable Preferred Stock which may be in arrears.


               2.3 The holders of shares of Redeemable Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption on a redemption date between such Record Date and the Dividend Payment Date will be entitled to receive such dividend on such redemption date as indicated in
Section 2.1 hereof) on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Company's default in payment of the dividend due on that Dividend Payment Date. However, shares of Redeemable Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the day immediately preceding the applicable Dividend Payment Date (except for shares called for redemption on a redemption date during that period) must be accompanied by payment of an amount equal to the dividend payable on the shares on that Dividend Payment Date. A holder of shares of Redeemable Preferred Stock on a Record Date who (or whose transferee) tenders any shares for conversion on a Dividend Payment Date will receive the dividend payable by the Company on the Redeemable Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Redeemable Preferred Stock for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

          3.   OPTIONAL REDEMPTION.

               3.1 The Corporation may, at its sole option, subject to the provisions of Section 2.2, redeem at any time during the 90-day period following the Issue Date, out of funds legally available therefor, all of the outstanding shares of Redeemable Preferred Stock at a redemption price for each share of Redeemable Preferred Stock called for redemption pursuant to this Section 3.1 equal to the Optional Redemption Price. With respect to each share of Redeemable Preferred Stock properly tendered for redemption pursuant to this
Section 3.1, if the


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                                                                              8


Corporation fails to pay the Optional Redemption Price on the date fixed for redemption, the Corporation shall also pay an amount equal to interest on the amount determined in the above sentence at 12% per annum, compounded on a quarterly basis, from the date fixed for redemption to the date the Redemption Price is actually paid (such interest shall be in addition to, and not in lieu of, any other remedies available to the holders of shares of Redeemable Preferred for failure by the Corporation to pay the Optional Redemption Price as provided herein).

               3.2 The Corporation may, at its sole option, subject to the provisions of Section 2.2, redeem at any time following the third anniversary of the Issue Date, out of funds legally available therefor, all or less than all of the outstanding shares of Redeemable Preferred Stock at a redemption price for each share of Redeemable Preferred Stock called for redemption pursuant to this
Section 3.2 equal to the Optional Redemption Price. With respect to each share of Redeemable Preferred Stock properly tendered for redemption pursuant to this
Section 3.2, if the Corporation fails to pay the Optional Redemption Price on the date fixed for redemption, the Corporation shall also pay an amount equal to interest on the amount determined in the above sentence at 12% per annum, compounded on a quarterly basis, from the date fixed for redemption to the date the Optional Redemption Price is actually paid (such interest shall be in addition to, and not in lieu of, any other remedies available to the holders of shares of Redeemable Preferred for failure by the Corporation to pay the Optional Redemption Price as provided herein). In the event that fewer than all the outstanding shares of Redeemable Preferred Stock are to be redeemed pursuant to this Section 3.2, the number of shares to be redeemed shall be redeemed on a pro rata basis based on the number of shares held by each holder thereof.

          4. MANDATORY REDEMPTION. On the twelfth anniversary of the Issue Date (or, if such date is not a Business Day, on the first Business Day after such date), the Corporation shall, subject to the provisions of Section 2.2, redeem out of funds legally available therefor, all of the outstanding shares of Redeemable Preferred Stock at a redemption price for each share equal to the Mandatory Redemption Price. With respect to each share of Redeemable Preferred Stock properly tendered for redemption pursuant to this Section 4, if the Corporation fails to pay the Mandatory Redemption Price on the date fixed for redemption, the Corporation shall also pay an amount equal to interest on the amount determined in the above sentence at 12% per annum, compounded on a quarterly basis, from the date fixed for redemption to the date the Mandatory Redemption Price is actually paid (such interest shall be in addition to, and not in lieu of, any other remedies available to the holders of shares of Redeemable Preferred for failure by the Corporation to pay the Mandatory Redemption Price as provided herein).


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                                                                              9


          5.   PROCEDURES FOR REDEMPTION

               5.1 In the event the Corporation shall elect to redeem shares of Redeemable Preferred Stock pursuant to Section 3, or is obligated to redeem shares of Redeemable Preferred Stock pursuant to Section 4, it shall provide notice of such redemption by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state:
(i) the time and date as of which the redemption shall occur; (ii) the total number of shares of Redeemable Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) that shares of Redeemable Preferred Stock called for redemption may be converted at any time prior to the time and date fixed for redemption (unless (x) the Corporation shall default in the payment of the Redemption Price, in which case such right shall not terminate at such time and date or (y) the holders of such shares do not yet have the right to convert such shares under Section 6 below); (v) the Common Stock Conversion Rate; (vi) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and
(vii) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

               5.2 If notice of redemption shall have been given by the Corporation as provided in Section 5.1, dividends on the shares of Redeemable Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except the right to receive from the Corporation the Redemption Price without interest and except the right to convert such shares in accordance with Section 6) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the Redemption Price, in which case such rights shall not terminate at such time and date). Upon surrender (in accordance with the notice of redemption) of the certificate or certificates for any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the


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                                                                             10


payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          6.   CONVERSION RIGHTS.

               6.1 Each holder of a share of Redeemable Preferred Stock shall have the right, at any time after the 90th day following the Issue Date, or, as to any share of Redeemable Preferred Stock called for redemption with a date fixed for redemption which is after the 90th day following the Issue Date, at any time prior to the time and date fixed for such redemption (unless the Corporation defaults in the payment of the Redemption Price, in which case such right shall not terminate at such time and date), to convert such share into fully paid and nonassessable shares of Common Stock equal to the Common Stock Conversion Rate as of the date of conversion.

               6.2 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Redeemable Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Redeemable Preferred Stock, the Corporation shall, subject to Section 6.5(e), make a cash payment (calculated to the nearest $.01) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion; provided, that, if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Closing Price for a share of Common Stock shall be the fair market value as determined by three Independent Financial Experts, one selected by the Corporation (which selection shall be communicated in writing to the holder of the Redeemable Preferred Stock exercising its conversion right hereunder), one selected by the holders of the shares of Redeemable Preferred Stock exercising its conversion right hereunder (which selection shall be communicated in writing to the Corporation) and one selected by the two Independent Financial Experts so chosen. The determination of fair market value by such Financial Expert shall be final, binding and conclusive on the Corporation and the holder of Redeemable Preferred Stock exercising its conversion right hereunder. All costs and fees of any of the Independent Financial Experts retained in accordance with the foregoing shall be borne by the Corporation.

               6.3 Any holder of shares of Redeemable Preferred Stock electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the offices of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Redeemable Preferred Stock) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form reasonably satisfactory to the Corporation, and shall give written notice to the Corporation at such offices that such holder elects to convert such shares of

Redeemable Preferred Stock. As soon as practicable (but in no event later than three (3) Business Days) after any holder deposits certificates for shares of Redeemable Preferred Stock, accompanied by the written notice above prescribed, the Corporation shall issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash in lieu of fractional shares, if any, to which such holder is entitled upon such conversion.

               6.4 Conversion shall be deemed to have been made as of the date that certificates for the shares of Redeemable Preferred Stock to be converted and the written notice, are received by the Corporation; and the Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of Common Stock while the stock transfer books for such stock or for Redeemable Preferred Stock are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

               6.5 The Common Stock Conversion Rate shall be adjusted from time to time as follows:

                      (a) If the Corporation shall, at any time or from time to time while any shares of the Redeemable Preferred Stock are outstanding,
(i) pay a dividend on its Common Stock in shares of its capital stock,
(ii) combine its outstanding shares of Common Stock into a smaller number of shares, (iii) subdivide its outstanding shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, then the Common Stock Conversion Rate in effect immediately before such action shall be adjusted so that the holders of the Redeemable Preferred Stock, upon conversion of shares thereof immediately following such action, shall be entitled to receive the kind and amount of shares of capital stock of the Corporation which they would have owned or been entitled to receive upon or by reason of such event if such shares of Redeemable Preferred Stock had been converted immediately before the record date or effective date for such action. An adjustment made pursuant to this Section 6.5(a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective retroactively immediately after the effective date in the case of a subdivision, combination or reclassification. For the purposes of this Section 6.5(a) if the kind or amount of securities receivable upon the payment of any dividend, subdivision, combination or reclassification is subject to an election to be made by the holders of Common Stock, then each holder of Redeemable Preferred Stock shall be deemed to have failed to exercise any such right to make such election (provided that if the kind or amount of securities receivable upon such dividend, subdivision, combination or reclassification is not the same for each nonelecting share, then the kind and amount of securities receivable upon such dividend, subdivision, combination or reclassification for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares).

                      (b) If the Corporation shall, at any time or from time to time while any of the Redeemable Preferred Stock is outstanding, issue rights or warrants to all or substantially all holders of shares of its Common Stock entitling them (for a period expiring within 45 days after the record date for such issuance) to subscribe for or purchase shares of Common Stock (or securities exercisable, convertible or exchangeable for or into shares of Common Stock) at a price per share less than the Current Market Price of the Common Stock at such record date (treating the price per share of the securities exercisable, convertible or exchangeable for or into Common Stock as equal to
(x) the sum of (i) the price for a unit of the security exercisable, convertible or exchangeable for or into Common Stock plus (ii) any additional consideration initially payable upon the exercise, conversion or exchange of such security for or into Common Stock divided by (y) the number of shares of Common Stock initially underlying such exercisable, convertible or exchangeable security), the Common Stock Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Common Stock Conversion Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase (or into or for which the exercisable, convertible or exchangeable securities so offered are initially exercisable, convertible or exchangeable), and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate purchase price of the exercisable, convertible or exchangeable securities so offered plus the aggregate amount of any additional consideration initially payable upon exercise, conversion or exchange for or into Common Stock) would purchase at such Current Market Price of the Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

                      (c) If the Corporation shall, at any time or from time to time while any of the Redeemable Preferred Stock is outstanding, distribute to all or substantially all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness, securities or other assets (excluding dividends payable in shares of Common Stock for which adjustment is made under Section 6.5(a)) or rights, options or warrants to subscribe for or purchase securities of the Corporation (excluding those for which adjustment is made under Section 6.5(b)), then in each such case the Common Stock Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Common Stock

Conversion Rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on the record date referred to below, and the denominator of which shall be such Current Market Price of the Common Stock less the then fair market value (as determined by the Board of Directors in good faith or, if requested by the holders of two-thirds of the Redeemable Preferred Stock, by an Independent Financial Expert selected in the manner described in the definition of the term "Current Market Price") of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights, options or warrants applicable to one share of Common Stock (provided that such denominator shall never be less than $.01).

                      (d) If the Corporation or any subsidiary thereof shall, at any time or from time to time while any of the Redeemable Preferred Stock is outstanding, make a Pro Rata Repurchase, the Common Stock Conversion Rate shall be adjusted by multiplying the Common Stock Conversion Rate in effect immediately prior to such action by a fraction (which in no event shall be less than one (1)), the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase minus the number of shares of Common Stock repurchased in such Pro Rata Repurchase and (ii) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase, and the denominator of which shall be
(i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase minus (ii) the aggregate purchase price of the Pro Rata Repurchase (provided that such denominator shall never be less than $.01).

                      (e) All calculations under this Section 6.5 shall be made to the nearest $.01 (with $.005 being rounded upward), one-hundredth of a share (with .005 being rounded upward) or, in the case of a conversion rate, one ten-thousandth (with .00005 being rounded upward). Notwithstanding any other provision of this Section 6.5, the Corporation shall not be required to make any adjustment of the Common Stock Conversion Rate unless such adjustment would require an increase or decrease of at least 0.01% of such rate. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 0.01% in such rate. Any adjustments under this Section 6.5 shall be made successively whenever an event requiring such an adjustment occurs.

                      (f) Whenever an adjustment in the Common Stock Conversion Rate is required, the Corporation shall promptly cause to be mailed (but in any event not later than five (5) days after the date of the event giving rise to such adjustment) first-class postage prepaid, to the holders of record of the outstanding shares of Redeemable Preferred Stock, notice of such adjustment and a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors (who shall be appointed at the Corporation's expense and who may be the independent public accountants regularly employed by the Corporation) setting forth the adjusted Common Stock Conversion Rate in effect as of such date determined as provided herein. Such notice and certificate shall set forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment.

                      (g) In the event that at any time as a result of an adjustment made pursuant to this Section 6.5, the holder of any share of Redeemable Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Corporation other than shares of Common Stock, the conversion rate of such other shares so receivable upon conversion of any such share of Redeemable Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (f) and (h) of this Section 6.5, and the provisions of this Section 6 with respect to the Common Stock shall apply on like or similar terms to any such other shares.

                      (h)     No adjustment shall be made pursuant to this
Section if the effect thereof would be to reduce the Conversion Price below the par value of the Common Stock and the Corporation shall not take any action if the effect thereof would be to reduce the Conversion Price below the par value of the Common Stock.

               6.6 In case of either (a) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock or (b) any sale or conveyance of all or substantially all of the property and assets of the Corporation, then each share of Redeemable Preferred Stock then outstanding shall be converted in such merger or consolidation or shall be convertible from and after such sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Redeemable Preferred Stock could have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6 (and assuming that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or conveyance is subject to an election to be made by the holders of Common Stock, each holder of Common Stock shall be deemed to have failed to exercise any such right to make such election

(provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or conveyance is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares)). The Corporation shall not enter into any of the transactions referred to in clause (a) or (b) of the preceding sentence unless effective provision shall be made so as to give effect to the provisions set forth in this Section 6.6 and the surviving or continuing corporation shall agree to be bound by the provisions of this Section 6.6 for the benefit of the holders of Redeemable Preferred Stock. The provisions of this Section 6.6 shall apply similarly to successive consolidations, mergers, sales or conveyances.

               6.7 The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Redeemable Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Redeemable Preferred Stock into such Common Stock at any time (assuming that, at the time of the computation of such number of shares, all such Common Stock would be held by a single holder). The Corporation shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to cause the authorized amount of Common Stock to be increased if the aggregate of the authorized amount of the Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any shares of such Common Stock reserved for issuance in any other connection) shall not be sufficient to permit the conversion of the shares of Redeemable Preferred Stock into the Common Stock. The Corporation covenants that any shares of Common Stock issued upon conversions of the Redeemable Preferred Stock shall be validly issued, fully paid and nonassessable.

               6.8 If any shares of Common Stock which would be issuable upon conversion of shares of Redeemable Preferred Stock hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be.

               6.9 The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Redeemable Preferred Stock pursuant hereto.
The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of Redeemable Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

               6.10 For purposes of this Section 6, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any subsidiary. The Corporation shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

               6.11 If any action or transaction would require adjustment of the Common Stock Conversion Rate pursuant to more than one paragraph of this
Section 6, only one adjustment shall be made and each such adjustment shall be the amount of adjustment that has the highest absolute value.

               6.12   In case:

                      (a) of a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required; or

                      (b) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                      (c) of any Pro Rata Repurchase or other action triggering an adjustment to the Common Stock Conversion Rate pursuant to this Section 6;

then, in each case, the Corporation shall cause to be mailed, first-class postage prepaid, to the holders of record of the outstanding shares of Redeemable Preferred Stock, at least twenty (20) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Common Stock Conversion Rate pursuant to this Section 6, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined, or (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase. Failure to give the notice specified hereunder shall have no effect on the status or effectiveness of the action to which the required notice relates.

          7.   VOTING.

               7.1 The shares of Redeemable Preferred Stock shall have no voting rights except as required by law or as set forth below:

                      (a) If the Corporation fails to pay dividends for an aggregate of six quarters (whether consecutive or nonconsecutive), then on the day following the sixth such Dividend Payment Date on which the quarterly dividend payment was not made by the Corporation pursuant to Section 4(a) hereof, the number of directors constituting the Board of Directors shall be increased by two (2) (in addition to any such increase in directorships required by any similar provision of the Certificate of Incorporation or the certificate of designation in respect of any other class or series of preferred stock of the Corporation) and the holders of shares of Redeemable Preferred Stock (in addition to all other rights) shall have the exclusive right, voting separately as a class, to elect two (2) directors of the Corporation. Such voting rights shall continue in effect until the Corporation pays quarterly dividends pursuant to Section 4(a) hereof on four (4) consecutive Dividend Payment Dates.

                      (b) Such voting rights may be exercised initially either by written consent or at a special meeting of the holders of the shares of Redeemable Preferred Stock having such voting rights, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as shares of Redeemable Preferred Stock are no longer outstanding, at which time or times such voting rights and the term of the directors elected pursuant to
Section 7.1(a) shall terminate.

                      (c) At any time when such voting rights shall have vested in holders of shares of Redeemable Preferred Stock described in
Section 7.1(a), and if such rights shall not already have been exercised by written consent, a proper officer of the Corporation may call, and, upon the written request, addressed to the Secretary of the Corporation, of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of Redeemable Preferred Stock, shall call, a special meeting of the holders of shares of Redeemable Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 7.1(c), no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

                      (d) At any meeting held for the purpose of electing directors at which the holders of shares of Redeemable Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than sixty-six and two-thirds percent (66 2/3%) in voting power of the then outstanding shares of Redeemable Preferred Stock having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                      (e) Any director elected by holders of shares of Redeemable Preferred Stock pursuant to the voting right created under this
Section 7.1 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 7.1(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected, or if there be no such remaining director, by the holders of shares of Redeemable Preferred Stock by written consent or at a special meeting called in accordance with the procedures set forth in
Section 7.1(c), or, if no such special meeting is called or written consent executed, at the next annual meeting of stockholders. Upon any termination of such voting right, subject to applicable law, the term of office of all directors elected by holders of shares of Redeemable Preferred Stock voting separately as a class pursuant to this Section 7.1 shall terminate.

                      (f) So long as any shares of Redeemable Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of shares of Redeemable Preferred Stock representing at least sixty-six and two-thirds percent (662/3%) of the aggregate voting power of shares of Redeemable Preferred Stock, voting as a separate class, (i) after the Issue Date, authorize or issue any Senior Stock or Parity Stock or reclassify any Junior Stock as Parity Stock or Senior Stock or reclassify any Parity Stock as Senior Stock, (ii) amend, alter or repeal any of the provisions of the Certificate of Incorporation, so as in any such case to materially and adversely affect the preferences, special rights, powers or privileges of the shares of Redeemable Preferred Stock, or (iii) consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person or entity unless (A) the entity formed by such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, lease or conveyance or other disposition shall have been made shall be a corporation organized or existing under the laws of the United State or any State thereof or the District of Columbia and (B) the Redeemable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation or a parent corporation of such corporation, having in respect of such successor, transferee or resulting corporation or a parent corporation the identical powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Redeemable Preferred Stock had immediately prior to such transaction.

                      (g)     In exercising the voting rights set forth in this
Section 7.1, each share of Redeemable Preferred Stock shall have a number of votes equal to its Liquidation Value.

               7.2 No consent of holders of shares of Redeemable Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation or (ii) the authorization or issuance of any class of Junior Stock.

          8.   LIQUIDATION RIGHTS.

               8.1 Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Redeemable Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, in preference to the holders of, and before any payment or distribution shall be made on, Junior Stock, the amount of $50 per share (the "Liquidation Value"), plus an amount equal to all Accumulated Dividends and Accrual Dividends thereon to the date of final distribution (whether or not declared).

               8.2 Neither the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8.

               8.3 After the payment to the holders of the shares of Redeemable Preferred Stock of full preferential amounts provided for in this
Section 8, the holders of Redeemable Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

               8.4 In the event the assets of the Corporation available for distribution to the holders of shares of Redeemable Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 8.1, no such distribution shall be made on account of any shares of any Parity Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Redeemable Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Parity Stock are entitled upon such dissolution, liquidation or winding up.

          9.   OTHER PROVISIONS.

               9.1 Shares of Redeemable Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, except that any issuance or reissuance of shares of Redeemable Preferred Stock must be in compliance with this certificate of designation.

               9.2 The Corporation shall be entitled to recognize the exclusive right of a Person registered on its records as the holder of shares of Redeemable Preferred Stock, and such record holder shall be deemed the holder of such shares for all purposes.

               9.3 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

          IN WITNESS WHEREOF, Premier Parks Inc. has caused this certificate to be signed and attested this ___ day of April 1998.

                                        PREMIER PARKS INC.

                                        By:
                                           --------------------------------
                                        Name:
                                        Title: